EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the reference to our firm in the Registration Statement on Form S-8 pertaining to the EntreMed, Inc. 1992 Stock Incentive Plan and EntreMed, Inc. Amended and Restated 1996 Stock Option Plan and Certain Compensatory Stock Warrants of EntreMed, Inc. for the registration of 1,850,000 shares of its common stock and to the incorporation by reference therein of our report dated February 5, 1998, with respect to the consolidated financial statements of EntreMed, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 1997, filed with the Securities and Exchange Commission.




                                       /s/ ERNST & YOUNG LLP




Atlanta, Georgia
November 6, 1998